Exhibit 23
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements on Forms S-8 (Nos. 333-182635, 333-186666 and 333-210167) of HomeTrust Bancshares, Inc. and Subsidiary (the "Company"), of our reports dated September 10, 2021, with respect to the consolidated financial statements of HomeTrust Bancshares, Inc. and the effectiveness of internal control over financial reporting, included in this Annual Report on Form 10-K for the year ended June 30, 2021.
/s/ DIXON HUGHES GOODMAN LLP
Atlanta, Georgia
September 10, 2021